Four Subsidiaries of U.S. Trucking, Inc. Voluntarily File
                  Chapter 11

                  CHARLESTON, S.C.--(BUSINESS WIRE)--Dec. 1, 2000--U.S. Trucking, Inc. (OTCBB:USTK), announced today that its four operating subsidiaries have filed voluntary petitions to effect an orderly liquidation of their assets with the cooperation of the Company's primary secured lender.
                  UST Logistics, Inc., Mencor, Inc., Prostar, Inc., and Gulf Northern Transport, Inc. filed bankruptcy petitions on Thursday, November 30 in the United States Bankruptcy Court, Middle District of Florida, Jacksonville Division.

                  Commenting on the filings, Dan L. Pixler, Chairman and CEO of U.S. Trucking, Inc., stated, "It's important to note that the publicly traded holding company, U.S. Trucking, Inc., is moving forward and is not involved in these bankruptcy proceedings. While the loss of revenues from these companies will dramatically impact our consolidated revenues and earnings as a whole, we anticipate bringing on substantial profitable revenues soon.

                  "Placing our operating subsidiaries into bankruptcy was not an easy decision. Along with the rest of our industry, we have obviously encountered a difficult operating year. We were particularly hurt by a lack of adequate information systems. As we had made several large acquisitions, the inability to integrate key information systems and obtain current operating and financial information resulted in an inability to adequately manage these new businesses and to make informed decisions."

                  In connection with the bankruptcy filings, the Company has entered into an agreement with its primary lender for repayment of any deficiencies which may be left after liquidation of the collateral. The agreement provides for payment of the deficiency over three years, including payments based upon a fixed percentage of the Company's ongoing revenue.

                  In addition, Pixler commented, "The new management team is dedicated and committed to incorporate the lessons learned from the past year and to immediately begin rebuilding a quality company. Our plan is to rebuild with an agency concept that creates no long term or equipment debts. In fact, we are currently negotiating with several small carriers to establish agent programs that could initially generate revenues of approximately $15 million annually, with the goal of reaching a profitable $50 million revenue base over the next 12 months for the Company."


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                  About US Trucking, Inc.

                  U.S. Trucking, Inc. is a publicly traded transportation services holding company.

                  Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While these statements are made to convey to the public the Company's progress, business opportunities, and growth prospects, readers are cautioned that such forward-looking statements represent the management's opinion. Where management believes such representations to be true and accurate based on information available to the Company at this time, actual results may differ materially from those described. The Company's operations and business prospectus are always subject to risk and uncertainties.

    CONTACT: U.S. Trucking, Inc., Charleston
             Dan Pixler, 843/972-2055